Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189005 and 333-188988 on Form S-8 of Porter Bancorp, Inc. of our report dated March 14, 2014 with respect to the consolidated financial statements of Porter Bancorp, Inc., which report appears in this Annual Report on Form 10-K of Porter Bancorp, Inc. for the year ended December 31, 2013.

Crowe Horwath LLP

Louisville, Kentucky

March 14, 2014